Exhibit (l)(2)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Independent registered public accounting firm; legal counsel” in the Prospectus and the Statement of Additional Information included in Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), of SEG Partners Long/Short Equity Fund (File Nos. 333-283244 and 811-24024). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ FAEGRE DRINKER BIDDLE & REATH LLP
FAEGRE DRINKER BIDDLE & REATH LLP

Chicago, Illinois

July 15, 2026